WRITTEN CONSENT OF

THE BOARD OF DIRECTORS

OF

SILVERTON ADVENTURES, INC.

The undersigned does hereby certify that pursuant to the authority conferred upon the Board of Directors of SILVERTON ADVENTURES, INC., a Nevada corporation (the “Corporation”), by its Articles of Incorporation, as amended, and Section 78.315 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, duly approved and adopted the following resolution (referred to herein as the “Resolution”):

WHEREAS, the Company received written notice on February 1, 2014, from Ron Miller, its Chief Executive Officer, for a new employment contract to be executed with the Company as required under §1(b) of his previous employment agreement dated April 15, 2013; and

WHEREAS, the Board of Directors has deemed it advisable to offer and execute a new “Executive Employment Agreement” with Ron Miller, a copy of which is hereby attached as Exhibit “A” (the “Employment Agreement”).

NOW, THEREFORE, the entire Board of Directors of the Corporation hereby unanimously deems it is:

RESOLVED, that the Board of Directors has determined that it is in the best interest of the Company to execute the Employment Agreement with Ron Miller, dated April 1, 2014, and hereby approve such execution; and it is further

RESOLVED, that the Board of Directors hereby approves the issuance and distribution of 50,000,000 shares of Common Stock, par value $0.00001, to Ron Miller, pursuant to Section 4(a) of the Employment Agreement; and it is further

WRITTEN CONSENT

BOARD OF DIRECTORS

APRIL 1, 2014

RESOLVED, that Holladay Stock Transfer shall be notified by the Company to issue the 50,000,000 shares of Common Stock, par value $0.00001, to Ron Miller from the authorized, but unissued common stock of the Company, with the appropriate resale legends contained thereon; and it is further

RESOLVED, this common stock issuance shall be deemed validly issued, fully paid and non-assessable shares of common stock of the Company.

This Written Consent has been executed this 1st day of April, 2014, by the unanimous consent of the Board of Directors of Silverton Adventures, Inc., a Nevada corporation.

/s/ Ron Miller

             Ron Miller, CEO and Chairman of the Board

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